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                           EXHIBIT 16.1



May 3, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read item 4 of Form 8-K dated May 3, 1996 of Mosler Inc. and are in agreement with the statements contained in the first four paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              Very truly yours,

                              ERNST & YOUNG LLP